EXHIBIT 10o(i)

Description of Amendment to Verizon Communications Inc. Income Deferral Plan

In order to comply with Section 885 of the Act and Section 409A of the Code, the Income Deferral Plan (the IDP) was amended on December 1, 2004 to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the IDP will not accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. Participants will retain the ability to invest their frozen accounts in the investment options available under the plan. However, they will not be able to defer any new compensation under the terms of the plan (unless otherwise permitted by U.S. Treasury Department guidance or regulations). Participants in the IDP will no longer receive matching contribution credits or retirement credits under the plan. Benefits that are not vested as of December 31, 2004 will be transferred to the newly adopted Verizon Executive Deferral Plan, as of January 1, 2005.